Exhibit 2.11

COMBINATION AGREEMENT

This Combination Agreement (this “Agreement”) dated as of March 26, 2002, is made by and between Telia AB (publ) (“Telia”) and Sonera Corporation (“Sonera”).

      WHEREAS, the Boards of Directors of Telia and Sonera have determined that it is in the best interest of their respective companies and shareholders to combine their businesses in a merger to create the leading telecommunications group in the Nordic and Baltic region, as set forth in this Agreement;

      WHEREAS, upon the terms and subject to the conditions of this Agreement, the parties intend that, in order to effect the merger of Telia and Sonera, Telia will acquire, pursuant to an exchange offer (the “Exchange Offer”) and, if necessary, through a mandatory redemption offer and compulsory acquisition proceedings in accordance with the Finnish Securities Market Act of 1989, as amended (the “SMA”), and the Finnish Companies Act of 1978, as amended (the “Companies Act”), respectively, all of the issued and outstanding shares of Sonera, without nominal value (the “Sonera shares”), and American Depositary Shares of Sonera, each representing one Sonera share (each, a “Sonera ADS”), as more fully described below, and that the parties intend that the transactions be completed on the indicative time schedule attached as Annex A;

      WHEREAS, as a result of the completion of the Exchange Offer, Sonera will become a subsidiary of Telia and the holders of Sonera shares will receive newly issued ordinary shares of Telia, nominal value SEK 3.20 per share, ranking pari passu in all respects with the existing issued and outstanding shares of Telia (the “Telia shares”), and the holders of Sonera ADSs will receive American Depositary Shares, each representing one Telia share (each, a “Telia ADS”);

      WHEREAS, the Boards of Directors of Telia and Sonera have each approved this Agreement, the Board of Directors of Sonera intends to recommend that the shareholders of Sonera tender their Sonera shares and the ADS holders of Sonera tender their Sonera ADSs in the Exchange Offer and the Board of Directors of Telia intends to recommend that the shareholders of Telia vote to approve certain resolutions necessary to effect the Exchange Offer and the other transactions contemplated herein at an extraordinary general meeting to be called and held for such purpose; and

      WHEREAS, in order to facilitate the merger of Telia and Sonera and to agree on certain matters relating to Telia following the completion of the Exchange Offer, simultaneously with the execution of this Agreement, the Kingdom of Sweden and the Republic of Finland have entered into a shareholders agreement substantially in the form attached hereto as Annex B (the “Shareholders Agreement”), and, the Kingdom of Sweden has agreed to support the transactions contemplated herein and to vote at the relevant meeting of shareholders of Telia in favour of the increase of the share capital of Telia required to complete the Exchange Offer and the Republic of Finland has agreed to support the transactions contemplated herein and irrevocably undertaken to tender all of its Sonera shares in the Exchange Offer.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

The Exchange Offer

Section 1.01     The Exchange Offer

(a)	Provided that this Agreement shall not have been terminated in accordance with its terms, Telia shall commence the Exchange Offer as promptly as practicable after the date hereof and, in any event, no later than two (2) business days following the later of (i) the approval by the Finnish Financial Supervisory Authority of the combined tender offer document/ listing particulars to be issued in relation to the Exchange Offer and (ii) the effectiveness of the Registration Statement on Form F-4 registering that portion of Telia shares and Telia ADSs that may be offered to Sonera shareholders and Sonera ADS holders in the United States pursuant to the Exchange Offer (together with any amendment or supplement thereto, the “Exchange

Offer Registration Statement”) and, subject to the Exchange Offer Conditions set forth in Section 1.01 (e) below, Telia shall make an offer (i) to the holders of Sonera shares, to exchange 1.51440 Telia shares for each Sonera share held by such holder and (ii) to the holders of Sonera ADSs, to exchange 1.51440 Telia ADSs for each Sonera ADS held by such holder and (iii) to holders of Sonera warrants issued pursuant to Sonera 1999 and 2000 stock option programs (the “Sonera Warrants” and, together with Sonera shares and Sonera ADSs, the “Sonera Securities”), to exchange each Sonera Warrant for one new warrant to be issued by Telia (the “Telia Warrants”). The Telia Warrants will be exercisable into Telia shares and will, to the extent possible, in all other respects, including the number of shares, exercise price and other terms and conditions of the Telia Warrants, reflect the terms and conditions of the Sonera Warrants adjusted by the Exchange Offer ratio referred to in subparagraph (i) above.

(b)	Sonera currently holds 550.000 Sonera shares and agrees that it will not, without the prior written approval by Telia, dispose of any such shares prior to the Closing Date and that such shares will be excluded from the Exchange Offer.

(c)	In connection with the Exchange Offer, Telia will only issue whole Telia shares, Telia ADSs or Telia Warrants. To the extent holders of Sonera Securities are entitled to fractions of Telia shares, Telia ADSs or Telia Warrants as a result of the application of the Exchange Offer ratio referred to in subparagraphs (i), (ii) or (iii) of Section 1.01 (a) above, such fractional entitlements will be sold on the Stockholm Stock Exchange (“SSE”) or, in the case of the Telia Warrants, on the over-the-counter market and the cash consideration received in respect thereof will be distributed to such holders in lieu of such fractional Telia shares, Telia ADSs or Telia Warrants.

(d)	In the event that Sonera changes the number of Sonera Securities, or Telia changes the number of Telia shares, Telia ADSs or securities convertible or exchangeable into or exercisable for Telia shares or Telia ADSs, issued and outstanding prior to the date hereof as a result of a reclassification, stock split (including a reverse split), dividend or distribution (other than regular cash dividends including, in the case of Telia, the dividend of no more than SEK 0.20 per share to be declared with respect to the year 2001), recapitalization, merger (other than the transactions contemplated by this Agreement), subdivision, issuer tender or exchange offer for the issuer’s own shares or other similar transaction with a dilative effect, or if a record date with respect to any of the foregoing shall occur prior to the consummation of the Exchange Offer, the Exchange Offer ratio referred to in subparagraphs (i), (ii) or (iii) of Section 1.01 (a) above shall be equitably adjusted.

(e)	The obligation of Telia to accept for payment and pay for Sonera Securities tendered pursuant to the Exchange Offer shall be subject only to the satisfaction or, if permitted by applicable law, prior waiver (by both parties in writing) of the following conditions:

(i)	that the matters contemplated by Section 2.01 of this Agreement shall have been approved by the vote of the shareholders of Telia in accordance with Swedish law (the “Shareholder Approval Condition”);

(ii)	that a number of Sonera shares (including shares represented by Sonera ADS) representing more than 90 per cent of the number of shares and voting power of the then outstanding Sonera shares (on a fully diluted basis) shall have been validly tendered and not withdrawn, in accordance with the terms of the Exchange Offer, prior to the expiration of the Exchange Offer (the “Minimum Condition”);

(iii)	that no court of competent jurisdiction or any governmental or regulatory (including stock exchange) authority, agency, commission, body or other governmental entity (each, a “Governmental Entity”) shall have issued or entered any order which is then in effect and has the effect of making any of the transactions illegal or otherwise prohibiting their consummation and the transactions shall not otherwise be illegal under any applicable competition law or regulation;

(iv)	that any waiting period (and any extension thereof) applicable to the consummation of the transactions under any competition, merger control or similar law of the European Union, Sweden, Finland or any other relevant jurisdiction, shall have expired or been terminated;

(v)	that all consents, approvals, authorizations and registrations required to be obtained from the applicable Governmental Entities to consummate the transactions contemplated by this Agreement shall have been obtained (unless the failure to obtain any such consents, approvals and authorizations would not result in a Material Adverse Effect (as defined in Section 5.01(e));

(vi)	that the Telia shares to be issued pursuant to the Exchange Offer shall have been authorized for listing on the SSE and the Helsinki Exchanges (the “HSE”) and the Telia ADSs to be issued in connection with the Exchange Offer have been approved for quotation on the Nasdaq National Market (“Nasdaq”);

(vii)	that this Agreement shall not have been terminated by either Telia or Sonera in accordance with its terms;

(viii)	that there are no circumstances which prevent or materially hinder the implementation of the combination of the businesses of Telia and Sonera due to legislation, legal rulings, decisions by public authorities or the like in Sweden, Finland or elsewhere, which exist or are anticipated at the time, or due to other circumstances beyond the control of Telia, including without limitation, that Telia determines in good faith, following consultation with Sonera, that the cash offer price to be paid by Telia for each share of Sonera in connection with the mandatory redemption offer that Telia may be required to make pursuant to the SMA following the completion of the Exchange Offer would, pursuant to an opinion of independent, reputable legal counsel based upon a ruling of or consultation with the Finnish Financial Supervisory Authority, be higher than the equivalent cash value of the Telia shares offered in exchange for each such share pursuant to the terms of the Exchange Offer as determined pursuant to the SMA; provided that the difference between such offer price to be paid in such mandatory redemption offer and such cash value of the Telia shares multiplied by the aggregate number of shares issued and outstanding in Sonera shall exceed EUR 300,000,000; and

(ix)	that the Exchange Offer Registration Statement shall have become effective in accordance with the provisions of the U.S. Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Exchange Offer Registration Statement shall have been issued by the U.S. Securities and Exchange Commission (the “SEC”) and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and all state securities or blue sky authorizations necessary to consummate the Exchange Offer shall have been obtained and be in effect (together with the conditions set forth in (i)-(viii) above, the “Exchange Offer Conditions”).

(f)	Telia and Sonera shall use their reasonable best efforts to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary or advisable to cause the conditions to this Agreement to be satisfied in the most expeditious manner reasonably possible.

(g)	The initial expiration date of the Exchange Offer shall be the date which is not later than 20 U.S. business days after the date on which the Exchange Offer commences (such date, as it may be extended from time to time as hereinafter provided, the “Expiration Date”) and, provided that this Agreement shall not have been terminated in accordance with the terms thereof, shall be extended by Telia from time to time thereafter until such time as all of the Exchange Offer Conditions have been satisfied. Subject only to the conditions set forth above, Telia shall accept for exchange and shall exchange all Sonera Securities, validly tendered and not withdrawn pursuant to the terms of the Exchange Offer, at the earliest practicable time following the Expiration Date (such date of acceptance being referred to herein as the “Closing Date”).

(h)	The Exchange Offer will lapse:

(i)	unless the Exchange Offer Conditions have been and continue to be satisfied or, where appropriate, have been waived (by both parties in writing), by 4 p.m. (Helsinki time) on the Expiration Date; or

(ii)	if this Agreement is terminated in accordance with the terms of Article V of this Agreement;

and, on such lapse, Telia shall release all Sonera Securities tendered pursuant to the Exchange Offer as soon as reasonably possible.

Section 1.02     Mandatory Offer and Compulsory Acquisition

      As soon as reasonably practicable after the Closing Date, and subject only to the condition that the Minimum Condition has been satisfied, Telia shall take all actions necessary and proper under the SMA and the Companies Act to complete a mandatory redemption offer under Chapter 6, Section 6 of the SMA and a compulsory acquisition under Chapter 14, Section 19 of the Companies Act, respectively, to acquire all the remaining issued and outstanding Sonera shares, whether in the form of Sonera shares or Sonera ADSs.

ARTICLE II

The Combination

Section 2.01

      In order to effect the proposed business combination, Telia will, as promptly as reasonably practicable after the date hereof and in no event later than at the time of the commencement of the Exchange Offer, call an extraordinary general meeting of its shareholders (the “Telia Shareholders’ Meeting”) at which its shareholders will be asked, conditional on the closing of the transactions contemplated herein:

(i)	to approve the capital increase necessary to complete the Exchange Offer by the issuance of up to 1,688,175,000 new Telia shares, in the form of Telia shares or Telia ADSs, entitled to the same rights, as of the date of their issuance, as the existing ordinary shares of Telia and Telia ADSs, as the case may be, and the issuance of up to 32,000,000 Telia Warrants; and

(ii)	to elect as directors of Telia, effective as of the Closing Date, the persons nominated pursuant to Section 4 of the Shareholders Agreement.

ARTICLE III

Representations and Warranties of Telia and Sonera

      Telia and Sonera each represent and warrant to the other as set forth in Annex C hereto.

ARTICLE IV

Covenants

Section 4.01     Reasonable best efforts

(a)	Each of the parties agrees to use its reasonable best efforts to do, or cause to be done, and to assist and co-operate with the other party in doing, all things necessary or advisable to complete in the most expeditious manner reasonably possible, the transactions contemplated by this Agreement, including:

(i)	the obtaining of all necessary waivers, consents, authorizations and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain such authorizations, approvals or waivers from, or to avoid an action or proceeding by, any Governmental Entity, including, without limitation, disposing or altering any operations of Telia and Sonera, as the case might be, in a manner that would not have a Material Adverse Effect (as defined in Section 5.01 (e)) in respect of such party;

(ii)	the obtaining of all necessary consents, approvals, 3 authorizations or waivers from third parties; and

(iii)	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)	The parties hereto shall reasonably co-operate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party prior to filing, and none of the parties will file any such document without providing the other party with an opportunity to review and comment on such filings to the extent reasonably practicable under the circumstances.

Section 4.02     Conduct of Business Pending the Closing

(a)	Each party agrees that, between the date of this Agreement and the Closing Date, except as contemplated by any other provision of this Agreement, unless the other party shall otherwise agree in writing, which agreement shall not be unreasonably withheld or delayed, the business of such party and its Subsidiaries (which term shall include all entities in which such party holds a majority of the voting stock) shall be conducted only in, and such party and its Subsidiaries shall continue to take all appropriate actions in, and not take any action except in, the ordinary course of business consistent with past practice.

(b)	For the avoidance of doubt, the actions deemed to be outside the ordinary course of business for the purpose of Section 4.02 (a) shall include, without limitation, the following:

(i)	Telia or Sonera issuing or agreeing to issue any shares, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any shares or convertible securities of such party other than in accordance with their existing option programs as in effect as of the date hereof;

(ii)	Telia or Sonera recommending, declaring, paying or making any shareholder bonus, dividend or other distribution whether in cash or otherwise (other than, in the case of Telia, the dividend of no more than SEK 0.20 per share to be declared with respect to the year 2001) provided that this shall not limit Telia or Sonera taking such action pursuant to any demands of their respective shareholders in accordance with applicable law;

(iii)	Telia or Sonera purchasing, redeeming or repaying, or proposing the purchase, redemption or repayment of, any of its shares or securities or proposing the reduction, or making any changes to any part, of its share capital, including stock-splits; or

(iv)	such party entering into any contract, transaction or arrangement (A) in respect of any material acquisitions or dispositions or any incurrence of material additional indebtedness; (B) that could reasonably be expected to materially restrict the business operations of such party or (C) that is of an onerous or unusual nature or magnitude.

Section 4.03     Co-operation

      Telia and Sonera shall co-ordinate and co-operate in connection with;

(i)	the preparation of the Information Documents (as defined below);

(ii)	determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, authorizations, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions; and

(iii)	seeking any such actions, consents, authorizations, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Information Documents and timely seeking to obtain any such actions, consents, authorizations, approvals or waivers.

Section 4.04     Notices of Certain Events

      Each of Telia and Sonera shall give prompt notice to the other of any change, event or circumstance that can reasonably be expected to result in a Material Adverse Effect (as defined in Section 5.01) in respect of it or can reasonably be expected to materially delay or impede its ability to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

Section 4.05     Information Documents

(a)	As promptly as practicable after the execution of this Agreement, Telia and Sonera shall jointly prepare documentation (including but not limited to the Press Release (as defined in Section 4.09) and required tender offer and listing prospectuses and recommendation statements) that will constitute the basis for (i) the offer to purchase to be used by Telia in connection with the Exchange Offer, (ii) listing of the Telia shares to be issued pursuant to the Exchange Offer on the SSE and the HSE and the approval of the Telia ADSs for quotation on Nasdaq and (iii) if applicable, the circular to Telia shareholders for the Telia Shareholders’ Meeting (collectively, the “Information Documents”). Telia or Sonera, as the case may be, shall each furnish such information concerning it as the other party may reasonably request in connection with such actions and the preparation of the Information Documents. As promptly as practicable, the appropriate Information Documents will be mailed or otherwise made available to the shareholders of Telia and/ or Sonera, as the case may be. Telia and Sonera shall cause the Information Documents to comply as to form and substance in all material respects with the applicable requirements of the relevant jurisdictions.

(b)	The Information Documents shall include the unanimous and unconditional recommendation of the Board of Directors of Telia to the shareholders of Telia that they vote as anticipated in Section 2.01 hereof, provided, however, that the Board of Directors of Telia may, at any time prior to the Closing Date, amend, modify, withdraw, condition or qualify any such recommendation and may take any action or make any statement inconsistent with such recommendation if the Board of Directors of Telia determines in its good faith judgment, after taking advice from independent legal counsel and after consultation with the other party, that failure to so amend, modify, withdraw, condition or qualify its recommendation or to take such action or make such statement would cause the Board of Directors of Telia to breach its fiduciary duties to Telia or Telia’s shareholders under applicable law.

(c)	The Information Documents shall include the unanimous and unconditional recommendation of the Board of Directors of Sonera to the shareholders of Sonera that they accept the Exchange Offer, provided, however, that the Board of Directors of Sonera may, at any time prior to the Closing Date, amend, modify, withdraw, condition or qualify any such recommendation and may take any action or make any statement inconsistent with such recommendation if the Board of Directors of Sonera determines in its good faith judgment, after taking advice from independent legal counsel and after consultation with the other party, that failure to so amend, modify, condition or qualify its recommendation or to take such action or make such statement would cause the Board of Directors of Sonera to breach its fiduciary duties to Sonera or Sonera shareholders under applicable law.

(d)	No amendment or supplement to the Information Documents will be made without the approval of Telia and Sonera, which approval shall not be unreasonably withheld or delayed. Each of Telia and Sonera will advise the other, promptly after it receives notice thereof, of any request by any relevant authorities for amendment of any of the Information Documents or comments thereon and responses thereto or requests by any relevant authorities for additional information.

(e)	As soon as reasonably practicable on the date of commencement of the Exchange Offer, Telia shall file with the SEC a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Schedule TO”). As soon as reasonably practicable after the date hereof, Telia shall file the Exchange Offer Registration Statement with respect to the Exchange Offer, and shall arrange for the filing of a Registration Statement on Form F-6 (the “ADS Registration Statement”) registering Telia ADSs that may be offered to Telia ADS holders in the United States (the Schedule TO, the Exchange Offer Registration Statement, the ADS Registration Statement and such documents included therein pursuant to which the Exchange Offer will be made in the United States, the “U.S. Exchange Offer Documents”). Each of Telia and Sonera agrees promptly to correct any information provided by it for use in the U.S. Exchange Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Telia shall take all steps necessary to cause the Schedule TO, the Exchange Offer Registration Statement and the ADS Registration Statement, as so corrected, to be filed with the SEC and the other U.S. Exchange Offer documents, as so corrected, to be, at such time as reasonably agreed by Telia and Sonera, disseminated to holders of Sonera Securities, in each case as and to the extent required by applicable U.S. federal securities laws. Sonera shall be given an opportunity to review and comment on the U.S. Exchange Offer Documents prior to their being filed with the SEC or disseminated to the holders of Sonera Securities. Telia shall provide Sonera with any comments Telia may receive from the SEC or its staff with respect to the U.S. Exchange Offer Documents promptly after the receipt of such comments and shall provide Sonera an opportunity to participate in the response of Telia to such comments.

(f)	Sonera hereby agrees to file with the SEC contemporaneously with the commencement of the Exchange Offer and disseminate to holders of shares of Sonera Securities, in each case as and to the extent required by applicable U.S. federal securities laws, a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that shall reflect the recommendation of the Board of Directors of Sonera referred to above, provided, however, that the Board of Directors of Sonera may amend, modify, withdraw, condition or qualify such recommendation or take any action or make any statement inconsistent with such recommendation subject to the provisions of Section 4.05 (c) of this Agreement. Sonera agrees to provide Telia with any comments that Sonera may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Telia with an opportunity to participate in the response of Sonera to such comments. Each of Telia and Sonera agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect. Sonera agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Sonera Securities, in each case as and to the extent required by applicable federal securities laws. Telia shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of Sonera Securities.

Section 4.06     Access to Information; Confidentiality.

      Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Telia or Sonera or any of their respective subsidiaries is a party or pursuant to applicable law or regulation, including competition laws and regulations, or the rules or requirements of any stock exchange or other regulatory organization with whose rules or requirements the parties are required to comply, from the date of this Agreement to the Closing Date, Telia and Sonera shall (and shall cause their respective subsidiaries to) provide to the other access, at reasonable times and upon prior notice, to such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its Subsidiaries as the other party may reasonably request. The parties shall each comply with all of their respective obligations in the confidentiality agreement (the “Confidentiality Agreement”) between Telia and Sonera with respect to the information disclosed. All information provided hereunder to the other party shall be covered by the Confidentiality Agreement, which shall survive the termination or expiration of this Agreement.

Section 4.07     No Solicitation of Transactions

      Each party to this Agreement agrees that it will not, directly or indirectly, solicit any inquiries or facilitate or solicit any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any competing transaction or otherwise hinder the completion of the transactions contemplated herein, or have any discussions with anyone to obtain a competing transaction. Each party to this Agreement shall notify the other party promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a competing transaction is made.

Section 4.08     Public Announcements

      The initial press release (the “Press Release”) concerning the transactions contemplated herein shall be a joint press release and, thereafter, Telia and Sonera shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the other party’s approval except as may be required by any applicable laws or regulations or by any applicable rules or requirements of any stock exchange.

Section 4.09     Stock Exchange Listings and De-listings

      Telia shall use its reasonable best efforts to cause the Telia shares to be issued in connection with the Exchange Offer to be approved for listing on the SSE and the HSE and to cause the Telia ADSs to be issued in connection with the Exchange Offer to be approved for quotation on Nasdaq, in each case, subject to official notice of issuance, prior to the Closing Date. Sonera shall use its reasonable best efforts to cause the Sonera Securities to be de-listed from the HSE and Nasdaq as soon as permitted under applicable laws and regulations.

ARTICLE V

Termination, Amendment, and Waiver

Section 5.01     Termination

      This Agreement may be terminated and the Exchange Offer may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement, as follows:

(a)	by mutual written consent duly authorized by the Board of Directors of each of Telia and Sonera;

(b)	by either Telia or Sonera, if the Closing Date shall not have occurred on or before December 31, 2002;

(c)	by either Telia or Sonera, if any order preventing the consummation of the transactions contemplated in this Agreement shall have been entered by any court of competent jurisdiction or any Governmental Entity and shall have become final and nonappealable;

(d)	by either Telia or Sonera, if the proposals contemplated by Section 2.01 of this Agreement shall fail to receive the requisite vote for adoption at the Telia Shareholders’ Meeting or any adjournment or postponement thereof; and

(e)	by either Telia or Sonera, upon a breach of any representation, warranty, covenant or agreement by the other party set forth in this Agreement except if such breach would not reasonably be expected to result in a change that is, or is reasonably likely to be, materially adverse to the business, assets, financial condition or results of operations of either Telia and its Subsidiaries, taken as a whole, or of Sonera and its Subsidiaries, taken as a whole, as the case may be (“Material Adverse Effect”); provided, however, that a change in the general economic or market conditions or in the general conditions prevailing in the industry of Telia and Sonera or a change or development resulting from the announcement of this Agreement and of the transactions contemplated hereby shall not be deemed to constitute a Material Adverse Effect for the purposes of this Agreement.

Section 5.02     Effect of Termination

      In the event of termination of this Agreement pursuant to Section 5.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Telia or Sonera or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve either party from liability for the willful or grossly negligent breach of any of its representations and warranties or the willful or grossly negligent breach of any of its covenants or agreements set forth in this Agreement.

Section 5.03     Amendment

      This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing Date. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 5.04     Waiver

      At any time prior to the Closing Date, any party hereto may:

(i)	extend the time for the performance of any obligation or other act of the other party hereto;

(ii)	waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto; and

(iii)	waive compliance with any agreement of the other party contained herein.

ARTICLE VI

General Provisions

Section 6.01     Non-Survival of Representations, Warranties and Agreements

      The representations, warranties, covenants and agreements set forth in this Agreement shall terminate as of the Closing Date or, subject to Section 5.02 of this Agreement, upon the termination of this Agreement pursuant to Section 5.01, as the case may be.

Section 6.02     Notices

      All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses set forth on the signature pages hereto (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.02).

Section 6.03     Severability

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to either party.

Section 6.04     Assignment; Binding Effect; Benefit

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 6.05     Specific Performance

      The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy, to the extent permitted by law.

Section 6.06     Governing Law; Arbitration

      This Agreement shall be governed by, and construed in accordance with, Finnish law. Any dispute in connection with this agreement shall be finally settled by arbitration in Stockholm in accordance with the rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Each party shall appoint one arbitrator and the two arbitrators shall appoint a third arbitrator who shall be the chairman. The arbitration proceedings shall be conducted in the English language.

Section 6.07     Expenses

      All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Exchange Offer is consummated.

Section 6.08     Transfer tax

      Any transfer tax that may be payable in Finland in respect of any transfer of shares of Sonera pursuant to the Exchange Offer shall be borne by Telia.

Section 6.09     Entire Agreement

      This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF, Telia and Sonera have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONERA CORPORATION	TELIA AB (publ)

/s/ TAPIO HINTIKKA	/s/ LARS-ERIC PETERSSON

Name: Tapio Hintikka Title: Chairman	Name: Lars-Eric Petersson Title: Chairman

/s/ HARRI KOPONEN	/s/ MARIANNE NIVERT

Name: Harri Koponen Title: CEO	Name: Marianne Nivert Title: CEO

Annex A to the Combination Agreement

Indicative Time Schedule

(INDICATIVE TIME SCHEDULE)

A-1

Annex A to the Combination Agreement

Indicative Time Schedule — (Continued)

(INDICATIVE TIME SCHEDULE)

A-2

Annex B to the Combination Agreement

Dated 26 March 2002

Shareholders’ Agreement

regarding

Telia AB

by and between

The Republic of Finland

and

The Kingdom of Sweden

This Shareholders’ Agreement is entered into on this 26 day of March, 2002 (this “Agreement”), by and between

(1)  The Republic of Finland (“Finland”);

      and

(2)  The Kingdom of Sweden (“Sweden”).

Background

(A)	The Swedish and Finnish telecommunications companies Telia AB (“Telia”) and Sonera Corporation (“Sonera”) have agreed to recommend to their respective shareholders their plan to merge to create the leading telecommunications group in the Nordic and Baltic region positioned to compete as one of the best in the industry. The merger will be effected pursuant to a combination agreement (the “Combination Agreement”) of even date herewith according to which Telia will acquire through the Exchange Offer (as defined in Section 1) and, if necessary, through a mandatory redemption offer and compulsory acquisition proceedings in accordance with the Finnish Securities Market Act of 1989, as amended, and the Finnish Companies Act of 1978, as amended, respectively, all of the issued and outstanding shares of Sonera, without nominal value (the “Sonera Shares”), and American Depositary Shares of Sonera, each representing one Sonera Share (each, a “Sonera ADS”), and certain other securities of Sonera, as described in more detail in the Combination Agreement.

(B)	After the completion of the Exchange Offer, Sweden and Finland will be the two largest shareholders in Telia.

(C)	Sweden and Finland believe it to be in their best interests that they agree on matters regarding certain rights and restrictions as to the voting with, and the disposition of, the shares of Telia as well as certain corporate governance principles as set forth in this Agreement and have therefore agreed to enter into this Agreement.

NOW THEREFORE, the Parties hereto hereby agree as follows:

1.   Definitions

      “Closing” means the consummation of the Exchange Offer on the Closing Date as defined in the Combination Agreement.

      “Exchange Offer” means Telia’s exchange offer to acquire all the Sonera Shares, Sonera ADSs and certain other securities of Sonera, on the terms and subject to the conditions included in the Combination Agreement.

      “Shares” means shares in the capital stock of Telia held by a party to this Agreement.

      “Shareholder” means Sweden or Finland, as the context may require, and

      “Shareholders” means both parties.

2.   The Exchange Offer

2.1	Finland agrees with Sweden that it will irrevocably undertake to Telia to tender all its shares of Sonera into the Exchange Offer, provided that the Combination Agreement shall not have been terminated by either party thereto in accordance with its terms.

2.2	Sweden agrees with Finland that it shall vote all of its Shares in favour of the resolutions to be proposed by the Board of Directors of Telia to the Extraordinary General Meeting of shareholders of Telia to be convened to approve the resolutions necessary to complete the Exchange Offer (the “Extraordinary General Meeting”), provided that the Combination Agreement shall not have been terminated by either party thereto in accordance with its terms.

3.   Support for the Agreement

      Both parties to this Agreement undertake to each other to vote and otherwise make use of their respective voting power at all General Meetings of shareholders of Telia to implement this Agreement.

4.   Board of Directors of Telia and Corporate Governance

4.1 Board of Directors

4.1.1	The Board of Directors of Telia shall consist of nine non-executive board members to be elected only based on their competence and ability. Members of the Board of Directors of Telia shall not include any civil servants or any politicians active in the national politics in either of Finland or Sweden.

4.1.2	The Board of Directors of Telia following the completion of the Exchange Offer shall consist of the following members, in each case, for such minimum period as specified below:

(i)	Tapio Hintikka, the current Chairman of the Board of Directors of Sonera, who shall be appointed and shall serve as Chairman of the Board of Directors of Telia at least until the closing of the Annual General Meeting of shareholders of Telia to be held in 2005;

(ii)	Lars-Eric Petersson, the current Chairman of the Board of Directors of Telia, who shall be appointed and shall serve as Deputy Chairman of the Board of Directors of Telia at least until the closing of the Annual General Meeting of shareholders of Telia to be held in 2005;

(iii)	three (3) members, each of whom are currently members of the Board of Directors of Sonera, to be nominated by the current Nomination Committee of the Board of Directors of Sonera, who shall serve at least until closing of the Annual General Meeting of shareholders of Telia to be held in 2004;

(iv)	three (3) members, each of whom are currently members of the Board of Directors of Telia, to be nominated by the current Nomination Committee of the shareholders of Telia, who shall serve at least until closing of the Annual General Meeting of shareholders of Telia to be held in 2004; and

(v)	one (1) independent member, who is currently not a member of the Board of Directors of Sonera or the Board of Directors of Telia, to be nominated prior to the Extraordinary General Meeting by the current Chairmen of the Boards of Directors of Sonera and Telia and who shall serve at least until closing of the Annual General Meeting of shareholders of Telia to be held in 2004;

            provided, however, that, in connection with the Annual General Meeting of shareholders of Telia to be held in 2003, one (1) of the members referred to in subparagraph (iii) above and one (1) of the members referred to in subparagraph (iv) above shall be replaced with two (2) new independent members who are currently not members of the Board of Directors of Sonera or the Board of Directors of Telia to be nominated by the new Nomination Committee of Telia in accordance with Section 4.1.3., who shall serve at least until the closing of the General Meeting of shareholders of Telia to be held in 2004 and provided, further, that, at the Annual General Meeting of shareholders of Telia to be held in 2004, the members of the Board of Directors of Telia referred to in subparagraphs (iii) and (iv) and (v) above and in the immediately preceding proviso shall, subject to such proviso, be re-elected in the event that they shall continue to fulfill the requirements of Section 4.1.1.

            In addition, the Board of Directors of Telia shall include up to three (3) employee representatives. While recognizing that any binding agreement in respect of this matter would need to be reached between Telia and the relevant trade unions, the Shareholders hereby express their wish that the Board of Directors of Telia negotiate with the relevant trade unions towards the goal of including representatives of both the Finnish and the Swedish trade unions among such employee representatives.

4.1.3	Effective upon the completion of the Exchange Offer and at least until the Annual General Meeting of shareholders of Telia to be held in 2005, the Board of Directors of Telia shall have a Nomination Committee comprised of the current Chairman of the Board of Directors of Sonera and the current Chairman of the Board of Directors of Telia. The Nomination Committee shall organize a consultation procedure to provide the principal shareholders of Telia (including Finland, Sweden and the largest institutional shareholders) an opportunity to be involved in and express their views on elections in respect of the recommendations of the Nomination Committee prior to their publication. The Shareholders agree that, until (but not including) the Annual General Meeting of shareholders of Telia to be held in 2005, unless they agree otherwise in writing prior to a particular General Meeting of shareholders of Telia, they shall each vote all of their shares in Telia in favour of the resolutions called for in order to implement the provisions of Section 4.1.2 and in favour of the recommendations of the Nomination Committee and shall not take any action either in any Extraordinary General Meeting or Annual General Meeting of shareholders of Telia for the appointment or removal of any members of the Board of Directors of Telia or otherwise in contravention of any such resolutions or recommendations, as the case may be.

4.2 Corporate Governance Issues

4.2.1	The Shareholders agree with each other that they will use their respective voting power at General Meetings of shareholders of Telia in a manner, which is consistent with Telia exercising the highest standards of corporate governance principles, based upon best international practice for public companies with global operations.

4.2.2	The Shareholders agree with each other that they will act in the best interest of Telia and its shareholders in order to maximize shareholder value, in the light of the prevailing market conditions and in accordance with sound business principles and not on the basis of national preference. The Shareholders agree that they will not, as shareholders, intervene with, or make any announcements on, any operational matters concerning Telia.

4.2.3	The Shareholders agree with each other that they will in advance of any shareholders meeting of Telia consult with each other in good faith to agree to vote together on any matter to be resolved by the shareholders of Telia at any General Meeting. The purpose of such consultation is to discuss in good faith the matters to be resolved and to ensure that the Shareholders exercise their voting power in order to promote the best interest of Telia and its shareholders based on maximizing shareholder value, acting in the light of the prevailing market conditions and in accordance with sound business principles and not on the basis of national preference.

5.   Agreement on Shareholdings

5.1 Reduction of Shareholdings

5.1.1	The Shareholders agree with each other that they will use their respective shareholdings in such a manner that will support Telia participating in further industry consolidation where this can be achieved consistent with enhancing shareholder value.

5.1.2	Subject to market conditions, each Shareholder intends to reduce its shareholding in Telia during the 5-year period following Closing.

5.1.3	In the event that either Shareholder decides to sell any or all of its Shares, the other Shareholder shall have the right to participate in such sale, on the same terms and subject to the same conditions provided, however, that the provisions of this Section 5.1.3 and Sections 5.1.4 and 5.1.5 below shall not apply to any sale of shares of either Shareholder pursuant to an accelerated equity offering, block trades or other non-marketed offerings.

5.1.4	The Shareholder intending to sell any or all of its Shares to a third party or third parties, except in any of the transactions referred to in the provision included in Section 5.1.3 above, shall provide a written notice to other Shareholder of such sale (the “Sale Notice”), including information necessary for the other Shareholder to evaluate such sale.

5.1.5	The Shareholder receiving the Sale Notice shall have an option, for a period specified in the Sale Notice, which shall be no less than thirty (30) days from the date of such Sale Notice in connection with any marketed offering of Telia shares and no less than ten (10) business days from the date of such Sale Notice in connection with any other proposed sale, to notify its interest in participating in such sale, appointing its own financial advisor/ joint book runner in connection with any marketed offering of Telia shares and selling the number of Shares held by it as it specifies in writing in such notice given to the other Shareholder provided, that if the aggregate number of Shares proposed to be sold by the Shareholders in such sale exceeds the number of Shares which can be sold to on the terms and subject to the conditions of the sale then each Shareholder shall only be entitled to participate in the sale on a pro rata basis based upon their percentage ownership of the Shares; provided, however, that, in connection with a marketed offering of Telia shares, both Shareholders shall have the right to sell an equal number of Shares.

5.1.6	The Shareholders acknowledge that a notice containing information about proposed divestments pursuant to Section 5.1.5 may mean that the recipient becomes an insider according to the Swedish Insider Trading Act (Sw. Insiderstrafflag 2000:1086) or any other applicable law or regulation.

5.2 Prior Written Approval

5.2.1	During the period of the Exchange Offer, each of the Shareholders agrees that it will not, and will procure that none of its agents and nominees will, sell, transfer or otherwise dispose of, directly or indirectly, any shares of Sonera or Telia currently held by it or any of its affiliates or any right or interest in or in relation to any such shares, or enter into any arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares; provided, however, that Finland shall have the right and obligation to tender its shares of Sonera in exchange for shares of Telia in accordance with the terms and conditions of the Exchange Offer and its irrevocable undertaking to Telia.

5.2.2	Each of the Shareholders agrees that it will not, without the prior written approval of the other Shareholder, purchase, directly or indirectly, any new shares of Telia or any securities convertible into or exchangeable for new shares of Telia, after the date hereof, except pursuant to a rights offering undertaken by Telia or pursuant to a similar transaction recommended by the Board of Directors of Telia.

6.   Term of the Agreement

6.1 The Agreement shall remain in force until the first to occur of the following dates or occurrences:

6.1.1	the date on which the holding of shares of Telia by either Shareholder falls below seven and one-half (7.5) percent of the aggregate voting rights in Telia;

6.1.2	the date on which the aggregate holding of shares of Telia by Sweden and Finland falls below thirty (30) percent of the aggregate voting rights in Telia;

6.1.3	five (5) years from Closing;

6.1.4	when the Shareholders mutually agree in writing to terminate this Agreement; or

6.1.5	when the Combination Agreement is terminated by either party thereto in accordance with its terms.

7.   General Provisions

7.1 Announcement

7.1.1	Upon signing of this Agreement and the Combination Agreement, Finland and Sweden shall together with Sonera and Telia agree on appropriate public announcements describing the combination and the rationale behind it.

7.1.2	The Shareholders agree that the content of this Agreement will be made public upon announcement of the contemplated merger.

7.1.3	Thereafter, except as otherwise required by any applicable law or regulation or any applicable rule or regulation of any stock exchange, neither Shareholder shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, including the Exchange Offer and the Combination, without obtaining the prior approval of the other Shareholder to the contents and the manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed.

7.2 No Partnership

      Nothing in this Agreement shall be deemed to constitute a partnership between the parties or concerted practice nor constitute any party the agent of any other party for any purpose.

7.3 Notices

      All notices, demands and other communications, which all shall be in the English language, to or upon the respective Shareholder shall be deemed to have been duly given or made when delivered by mail, fax or cable to the Shareholder in question as follows:

      If to Sweden:

      Ministry of Industry, Employment and Communications

Address:	SE-103 33 Stockholm
Sweden
Fax:	+46-8-21 57 99
Attention:	Head of Division for State Enterprises

      If to Finland:

      Ministry of Transport and Communications

Address:	Eteläesplanadi 16
FIN-00130 Helsinki
Finland
Fax:	+358-9-160 9517
Attention:	Director General,
Ownership Policy and Privatization

      or at such other address as the respective Shareholder may hereafter specify in writing to the other Shareholder.

7.4 Headings

      The headings of this Agreement are for convenience or reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

7.5 Assignment

      This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Shareholders and shall not be assignable by either Shareholder.

7.6 No Waiver

      Failure by either Shareholder at any time or times to require performance of any provisions of this Agreement shall in no manner affect its rights to enforce the same, and the waiver by either Shareholder of any breach of any provision of this Agreement shall not be construed to be a waiver by such Shareholder of any succeeding breach of such provision or waiver by such Shareholder of any breach of any other provision hereof.

7.7 Amendments

      Any amendments to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of each Shareholder.

7.8 Severability

      If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate any other provision of this Agreement, however, the Shareholders hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Shareholders to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

7.9 Governing Law

      This Agreement shall be governed by and construed in accordance with the substantive laws of Sweden.

7.10 Arbitration

      Any dispute, controversy or claim concerning the validity, scope, meaning, construction, application or effect of this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in Helsinki in accordance with the rules of the Finnish Central Chamber of Commerce. Each Shareholder shall appoint one arbitrator and the two arbitrators shall appoint a third arbitrator who shall be the chairman. The arbitration proceedings shall be conducted in the English language.

7.11 Whole Agreement

      This Agreement represents the totality of the agreements between the Shareholders in respect of the subject matter of this Agreement.

This Agreement has been executed in two (2) identical counterparts, of which each Shareholder has taken one (1).

In Stockholm on 26 March 2002	In Helsinki on 26 March 2002
THE KINGDOM OF SWEDEN	THE REPUBLIC OF FINLAND
represented by the Ministry of Industry, Employment and Communications	represented by the Ministry of Transport and Communications

/s/ BJÖRN ROSENGREN	/s/ KIMMO I. SASI

Name: Björn Rosengren Title: Minister of Industry	Name: Kimmo I. Sasi Title: Minister of Transport and Communications

/s/ SAMULI HAAPASALO

Name: Samuli Haapasalo Title: Director General

Annex C to the Combination Agreement

Representations and Warranties

      Telia and Sonera each hereby as of the date of this Agreement represents and warrants to the other with respect to itself that, except as disclosed at or before signing of this Agreement by Telia in the applicable documents referred to in paragraphs F(a) and (b) below, by Sonera in the applicable documents referred to in paragraphs F (a) and (c) below, or otherwise by either party to the other party:

A.	Organisation and Qualification; Subsidiaries. Such party and its Subsidiaries has been duly organized and is validly existing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

B.	Capitalization. The share capital of such party is as described in such party’s audited consolidated financial statements as of and for the year ended December 31, 2001 and, except as described therein, there are no warrants or other rights, arrangements or commitments of any character to which such party is a party or by which it is bound relating to its issued or unissued capital stock or that of any such party’s Subsidiary or obligating it to issue or sell any shares of capital stock of, or other equity interests in such party or any of its Subsidiaries and there are no outstanding contractual obligations of such party or any of its Subsidiaries to redeem or otherwise acquire any of its shares or any capital stock of any of its Subsidiaries. Each outstanding share of capital stock of each of its Subsidiaries is duly authorized, validly issued and fully paid and each such share owned by such party or owned by one of its Subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations, on such party’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever other than as may have been granted in the ordinary course of business and as would not have a Material Adverse Effect in respect of such party.

C.	Authority Relative to This Agreement. Such party has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein to be consummated by it. The execution and delivery of this Agreement by such party and the consummation by it of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly authorized and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms.

D.	No Conflict: Required Filings and Consents.

(a)	The execution and delivery of this Agreement by such party do not, and the performance by such party of this Agreement will not, (i) conflict with or violate any provision of its Articles of Association or any equivalent organizational documents of any of its Subsidiaries, (ii) conflict with or violate any law or regulation applicable to such party or any of its Subsidiaries, or (iii) result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such party or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b)	Except as expressly contemplated hereby, the execution and delivery of this Agreement by such party does not, and the performance of this Agreement by such party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (i) prevent or materially delay consummation of the transactions contemplated hereby or (ii) otherwise prevent such party from performing its material obligations under this Agreement.

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E.	Compliance. Neither party nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to such party or any of its Subsidiaries or by which any property or asset of such party or any of its Subsidiaries is bound or effected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or any property or asset of such party or any of its Subsidiaries is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, (x) prevent or materially delay consummation of the transactions contemplated hereby (y) otherwise prevent such party from performing its obligations under this Agreement or (z) have a Material Adverse Effect.

F.	Financial statements, public filings.

(a)	The audited consolidated financial statements of such party, as of and for the year ended December 31, 2001 (in respect of each party, the “Financial Statements”), have been prepared in accordance with applicable accounting requirements applied on a consistent basis except as reflected in the Financial Statements and present fairly in all material respects the consolidated financial position, results of operations and assets and liabilities of such party and its consolidated Subsidiaries as of the dates and for the periods stated therein.

(b)	Since the initial listing of the Telia shares on the SSE, Telia has submitted to the SSE all information, forms, reports and documents required to be so submitted by and pursuant to applicable Swedish laws and regulations and the rules and requirements of the SSE, and all of such submissions, as of their respective submission dates, complied in all material respects with all applicable requirements of such laws, regulations, rules and requirements. The information contained in the Annual Report of Telia with respect to the year ended December 31, 2000, as supplemented or amended by any subsequently published information, including any interim reports, stock exchange releases and press releases issued by Telia after January 1, 2001 and the Year-End Report of Telia for the year ended December 31, 2001, taken as a whole, does not contain as of the date hereof any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)	Since October 13, 1999, Sonera has submitted to the HSE and filed with the SEC all forms, reports and documents required to be submitted or filed by it pursuant to Finnish laws and regulations, the rules of the HSE and the Securities Act, the U.S. Securities Exchange Act of 1934, as amended, and all applicable rules and regulations promulgated thereunder, and all of such submissions and filings, as of their respective submission or filing dates, complied in all material respects with all applicable requirements of such laws, regulations, rules and requirements. The information contained in the registration statement on Form F-3 of Sonera, as declared effective by the SEC on November 9, 2001, as supplemented or amended by the Annual Report of Sonera with respect to the year ended December 31, 2001 and any other information subsequently published by Sonera, including stock exchange releases and press releases issued by Sonera after November 9, 2001, taken as a whole, does not contain as of the date hereof any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

G.	Absence of Certain Changes or Events. Since January 1, 2002, such party and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Effect in respect of such party, (ii) any event that could reasonably be expected to prevent or materially delay the performance of this Agreement, (iii) any material change in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or its distribution in respect of shares or any redemption, purchase or other acquisition of any of its other securities other than. in respect of Telia, the regular annual dividend on each of its shares, or (v) any significant increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted

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stock awards), or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of such party or any Subsidiary except in the ordinary course of business consistent with past practice or except as required by applicable law.

H.	Litigation. There is no suit, claim, action, proceeding or investigation pending or threatened against such party or any of its Subsidiaries before any Governmental Entity nor is such party or any of its Subsidiaries subject to any outstanding order, writ, injunction or decree that could reasonably be expected to result in a Material Adverse Effect in respect of such party.

I.	Taxes. Such party and its Subsidiaries (i) have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to taxes for any period ending on or before the Closing Date, (ii) all taxes shown to be payable on such returns or reports that are due prior to the Closing Date have been paid or will be paid, (iii) as of the date hereof, no deficiency for any material amount of tax has been asserted or assessed by a taxing authority against such party or its Subsidiaries, and (iv) such party and its Subsidiaries have provided adequate reserves in their financial statement for any taxes that have not been paid, whether or not shown as being due on any returns.

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